EXHIBIT 10.1

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT AND
AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT

This THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this “Third Amendment”) is made and entered into this 5th day of October, 2009 (the “Effective Date”), by and among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Parent” or the “Guarantor”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), NATIONAL CITY BANK, as Syndication Agent (the “Syndication Agent” and, together with the Agent, the “Agents”), BANK OF AMERICA, N.A., as Documentation Agent, and the banks party to the Credit Agreement (as hereinafter defined) as of the date hereof (collectively, the “Banks” and individually a “Bank”). Capitalized terms not otherwise defined herein shall have the respective meanings attributed to them in the Credit Agreement, as hereinafter defined and as amended by this Third Amendment.

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks and the Agents have previously entered into that certain Amended and Restated Credit Agreement, dated as of June 6, 2007 (the “Original Credit Agreement”), as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 10, 2008 and effective as of July 31, 2008, and by that certain Second Amendment to Amended and Restated Credit Agreement and Amended and Restated Guaranty of Payment of Debt, dated and effective as of January 30, 2009 (the Original Credit Agreement as so amended, the “Credit Agreement”);

WHEREAS, in connection with the Original Credit Agreement, the Parent made and entered into that certain Amended and Restated Guaranty of Payment of Debt in favor of the Agents and the Banks, dated as of June 6, 2007, as amended by that certain First Amendment to Amended and Restated Guaranty of Payment of Debt, dated as of September 10, 2008 and effective as of July 31, 2008, and by that certain Second Amendment to Amended and Restated Credit Agreement and Amended and Restated Guaranty of Payment of Debt, dated and effective as of January 30, 2009 (as so amended, the “Guaranty”);

WHEREAS, the Borrower, the Parent, the Banks and the Agents desire to make certain amendments to the Guaranty and the Credit Agreement to modify certain provisions thereof, subject to the terms and conditions contained herein; and

WHEREAS, the Banks and the Agents are willing to enter into this Third Amendment, on the terms and conditions set forth herein, and such terms and conditions are agreeable to the Borrower and to the Parent.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1. AMENDMENTS TO THE CREDIT AGREEMENT. The Credit Agreement shall be amended as follows:

(a) Amendment to Definitions. The following new definitions are inserted in Article I of the Credit Agreement in the appropriate alphabetical order:

“2009 Puttable Senior Notes Indenture” shall mean one or more indentures between the Parent and the applicable indenture trustee, relating to the 2009 Puttable Senior Notes, such indenture(s) initially to be approved by the Agent as provided in Section 3 of the Third Amendment and thereafter subject to the terms of Section 3 of the Third Amendment, Section 8.16(b) of this Agreement and Section 9.10(h)(vii) of the Guaranty.

“2009 Puttable Senior Notes” shall mean the puttable equity senior notes of the Parent issued at any time and from time to time pursuant to the 2009 Puttable Senior Notes Indenture, subject to the terms of Section 3 of the Third Amendment, Section 8.16(b) of this Agreement and Section 9.10(h)(vii) of the Guaranty.

“Third Amendment” shall mean that certain Third Amendment to Amended and Restated Credit Agreement and Amended and Restated Guaranty of Payment of Debt dated as of October 5, 2009 by and among Borrower, Parent, Agent and the Banks party thereto.

(b) Amendment to Section 8.16. Section 8.16 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“SECTION 8.16. SENIOR NOTES; 2006 PUTTABLE SENIOR NOTES; 2009 PUTTABLE SENIOR NOTES

(a) The Borrower shall not alter, amend, change or modify the terms of any of the Senior Notes (i) to allow the maturity date of any of the Senior Notes to be less than ten (10) years from the respective date of issue, (ii) to provide for payment of interest under any of the Senior Notes more frequently than quarterly, or (iii) to modify the redemption provisions contained therein, including adding additional redemption provisions.

(b) The Borrower shall not alter, amend, change or modify the terms of any of the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes (i) to allow the maturity of any of the 2006 Puttable Senior Notes to be less than five (5) years from the date of issue, (ii) to allow the maturity of any of the 2009 Puttable Senior Notes to be prior to July 1, 2014, (iii) to provide for payment of interest under any of the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes more frequently than quarterly, (iv) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes may put their 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes, as applicable, to the Parent or to increase the put rate available to such holders, other than as provided in the 2006 Indenture or the 2009 Puttable Senior Notes Indentures, as applicable, (v) to permit the Parent to redeem the 2006 Puttable Senior Notes prior to their maturity or (vi) to modify the redemption provisions contained in the 2009 Puttable Senior Notes, including adding additional redemption provisions.”

(c) Amendment to Section 10.10. Section 10.10 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“SECTION 10.10. DEFAULT UNDER GUARANTY, SENIOR NOTES, 2006 PUTTABLE SENIOR NOTES OR 2009 PUTTABLE SENIOR NOTES. If an Event of Default (as defined in the Guaranty) has occurred and is continuing or the Guaranty shall for any reason cease to be valid and binding against the Parent or the Parent shall so state in writing. If the Parent defaults in the payment or performance of any obligation under any of the Senior Notes, the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the Indenture, the 2006 Indenture or any 2009 Puttable Senior Notes Indenture (after giving effect to any applicable grace periods), or in the performance of any other agreement, covenant, term or condition in any of the Senior Notes, the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the Indenture, the 2006 Indenture or any 2009 Puttable Senior Notes Indenture (after giving effect to any applicable grace periods).”

2. AMENDMENTS TO THE GUARANTY. The Guaranty shall be amended as follows:

(a) Amendment to Definitions. The following new definitions are inserted in Article I of the Credit Agreement in the appropriate alphabetical order:

“2009 Puttable Senior Notes Indenture” shall mean one or more indentures between the Guarantor and the applicable indenture trustee, relating to the 2009 Puttable Senior Notes, such indenture(s) initially to be approved by the Agent as provided in Section 3 of the Third Amendment and thereafter subject to the terms of Section 3 of the Amendment, Section 8.16(b) of the Agreement and Section 9.10(h)(vii) of this Guaranty.

“2009 Puttable Senior Notes” shall mean the puttable equity senior notes of the Guarantor issued at any time and from time to time pursuant to the 2009 Puttable Senior Notes Indenture, subject to the terms of Section 3 of the Third Amendment, Section 8.16(b) of the Agreement and Section 9.10(h)(vii) of this Guaranty.

“Third Amendment” shall mean that certain Third Amendment to Amended and Restated Credit Agreement and Amended and Restated Guaranty of Payment of Debt dated as of October 5, 2009 by and among Borrower, Guarantor, Agent and the Banks party thereto.

(b) Amendment to Section 9.2(c). Section 9.2(c) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“(c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; provided that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of any of the Senior Notes, the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty.”

(c) Amendment to Section 9.5. Section 9.5 of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“9.5 NOTICE. The Guarantor will cause its Chief Financial Officer, or in his or her absence another officer designated by the Chief Financial Officer, to promptly notify the Banks whenever (a) any Event of Default or Possible Default may occur hereunder (including, without limitation, any default under any of the Senior Notes, the Indenture, the 2006 Puttable Senior Notes, any 2009 Puttable Senior Notes, the 2006 Indenture, any 2009 Puttable Senior Notes Indenture or any other document relating thereto (after giving effect to any applicable grace period)) or any representation or warranty made herein may for any reason cease in any material respect to be true and complete, and/or (b) any Restricted Subsidiary shall (i) be in default of any material (either with respect to the Borrower or the Guarantor) obligation for payment of borrowed money, or, to the knowledge of the Guarantor, any material obligations in respect of guarantees, taxes and/or Indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary, and/or (ii) not, to the knowledge of the Guarantor, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of such Subsidiary, and/or (c) the Guarantor and/or any Restricted Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding or demand relating to any matter(s) described in subclauses (b)(i) and (b)(ii) of this Section 9.5. Further, the Guarantor shall notify the Banks not less than thirty (30) days in advance of entering into any proposed amendment or modification of any of the Senior Notes or the Indenture or the 2006 Puttable Senior Notes or the 2006 Indenture or any 2009 Puttable Senior Notes or any 2009 Puttable Senior Notes Indenture, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10 (i)(iii) or 9.10(h)(iii), as applicable, of this Guaranty.”

(d) Amendment to Section 9.10(h). Section 9.10(h) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“(h) any Indebtedness or obligations of the Guarantor under the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes and/or the Puttable Notes Hedge and Warrant Transactions; provided, that:

(i) none of the 2006 Puttable Senior Notes, 2009 Puttable Senior Notes, the 2006 Indenture or any 2009 Puttable Senior Notes Indenture or the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that an Event of Default under the Agreement or this Guaranty constitutes a default under any of the 2006 Senior Puttable Notes, the 2009 Puttable Senior Notes, the 2006 Indenture or any 2009 Puttable Senior Notes Indenture or any Puttable Notes Hedge and Warrant Transaction, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration;

(ii) the Indebtedness represented by the 2006 Senior Puttable Notes, the 2009 Puttable Senior Notes and the Puttable Notes Hedge and Warrant Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Borrower’s Debt to the Banks under the Agreement;

(iii) none of the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the 2006 Indenture nor any 2009 Puttable Senior Notes Indenture shall be amended or modified without the prior written consent of the Required Banks including, without limitation, (A) to allow the maturity of any of the 2006 Puttable Senior Notes to be less than five (5) years from the date of issue, (B) to allow the maturity of any of the 2009 Puttable Senior Notes to be earlier than July 1, 2014, (C) to provide for payment of interest under any of the 2006 Puttable Senior Notes or any of the 2009 Puttable Senior Notes more frequently than quarterly, (D) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes or any of the 2009 Puttable Senior Notes may put the same to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2006 Indenture or the 2009 Puttable Senior Notes Indenture, as applicable, or (E) to permit the Guarantor to redeem the 2006 Puttable Senior Notes or any of the 2009 Puttable Senior Notes prior to their maturity, other than amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the 2006 Indenture or any 2009 Puttable Senior Notes Indenture;

(iv) the outstanding and unredeemed principal amount of the 2006 Puttable Senior Notes and 2009 Puttable Senior Notes shall not, at any time, exceed Two Hundred Seventy-Two Million Five Hundred Thousand Dollars ($272,500,000) in the aggregate; provided, however, such amount shall be increased on a dollar-for-dollar basis up to Three Hundred Forty-Seven Million Five Hundred Thousand Dollars ($347,500,000) by an amount equal to the amount deposited into a reserve account maintained with the Agent in accordance with Section 3(c) of the Third Amendment;

(v) without duplication of the limitation set forth in the immediately preceding clause (iv), the aggregate amount of the 2009 Puttable Senior Notes shall not, at any time, exceed the limit in Section 3(a)(ii) of the Third Amendment;

(vi) the terms and conditions of the 2006 Puttable Senior Notes, the 2006 Indenture and the Puttable Notes Hedge and Warrant Transactions shall be satisfactory, in form and substance, to the Agents and the Banks; and

(vii) the terms and conditions of the 2009 Puttable Senior Notes and the 2009 Puttable Senior Notes Indenture shall comply with the terms of Section 3 of the Third Amendment, and shall be satisfactory in form and substance to the Agent;”

(e) Amendment to Section 9.13(b). Section 9.13(b) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“(b) The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Indebtedness now or hereafter owing by the Guarantor other than any principal payment, sinking fund payment or purchase the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both would) accelerate, or give anyone the right to accelerate, the maturity of such Indebtedness in accordance with the original terms thereof; provided, that, notwithstanding the foregoing, the Guarantor shall not make any payment on account of the Senior Notes, the 2006 Puttable Senior Notes or any 2009 Puttable Senior Notes in the event of and during the continuance of any Payment Default under the Agreement or this Guaranty,”

(f) Amendment to Section 9.13(e). Section 9.13(e) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“(e) In the event of and during the continuance of any Event of Default under the Agreement or under this Guaranty other than a Payment Default, the Guarantor shall not cause the Borrower to declare, pay, or make, and shall not accept payment of, any Dividends in respect of Capital Stock of the Borrower, or, notwithstanding any other provision of the Agreement or this Guaranty to the contrary, any loans or advances to the Guarantor (any such Dividends or loans are referred to herein as “Distributions”) in excess of the sum of the amount sufficient to pay, when due, all interest payments in respect of the Senior Notes, the 2006 Puttable Senior Notes and the 2009 Puttable Senior Notes and the amounts sufficient to pay, when due, all taxes of the Guarantor (collectively, “Permitted Distributions”); provided, that any Permitted Distributions shall be applied by the Guarantor strictly to the permitted uses specified above, and”

(g) Amendment to Section 9.19(b)(v). Section 9.19(b)(v) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“(v) the Indenture, the 2006 Indenture, the 2009 Puttable Senior Notes Indenture and the documents evidencing the Puttable Notes Hedge and Warrant Transactions may provide that a default by the Borrower or the Guarantor in the payment of any portion of principal of the Debt when due and payable after the expiration of any applicable grace period that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or the failure of the Borrower or the Guarantor to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration, constitutes a default under the Indenture, the 2006 Indenture, any 2009 Puttable Senior Notes Indenture or the Puttable Notes Hedge and Warrant Transactions, as applicable, and”

(h) Amendment to Section 10(d). Section 10(d) of the Guaranty shall be amended by deleting it in its entirety and replacing it with the following:

“The Guarantor and/or any Restricted Subsidiary defaults (i) in any payment of principal or interest due and owing upon any Indebtedness in excess of $1,000,000 (whether due and owing by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) in the case of the Guarantor, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections 9.10 and/or 9.12 hereof in excess of $1,000,000, beyond any period of grace provided with respect thereto or (iii) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default under this clause (iii) is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity or to foreclose on any Lien on property of the Guarantor securing the same, except that defaults in payment or performance of non recourse obligations of the Guarantor or any Restricted Subsidiary shall not constitute Events of Default under this Section 10(d) unless such defaults have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Guarantor; provided, that it shall be an Event of Default hereunder if any default occurs (after giving effect to any applicable grace period) under (i) the Senior Notes permitted by Section 9.10(h) of this Guaranty or under the Indenture or (ii) the 2006 Puttable Senior Notes or under the 2006 Indenture, or (iii) any 2009 Puttable Senior Notes or under any 2009 Puttable Senior Notes Indenture, or”

3. CONSENT TO PUTTABLE NOTES EXCHANGE AND 2009 PUTTABLE SENIOR NOTES ISSUANCE.

(a) Guarantor desires at its option to:

(i) from time to time exchange up to $200,000,000 in the aggregate (including any new senior puttable notes then issued under Section 3(a)(ii) below) of the 2006 Puttable Senior Notes for either (a) new senior puttable notes with a maturity date no earlier than July 1, 2014, an actual documented interest rate not to exceed 5% per annum without regard to required GAAP treatment or adjustment (other than any additional interest related to a reasonable and customary default interest rate) and otherwise on terms and conditions substantially similar to the 2006 Indenture except for the distinguishing terms described in the box summary attached as Exhibit A hereto, provided that there is no tightening or addition of covenants, no tightening or addition of default provisions, no collateral provided, no negative pledges provided, no other obligors, and no increase in outstanding recourse debt, there is a corresponding reduction in outstanding 2006 Puttable Senior Notes, and the terms and conditions thereof shall otherwise be satisfactory to the Agent and/or (b) Guarantor’s common stock (such transactions, the “Puttable Notes Exchange”); and/or

(ii) from time to time issue up to $75,000,000 in the aggregate of new senior puttable notes with a maturity date no earlier than July 1, 2014, an actual documented interest rate not to exceed 5% per annum without regard to required GAAP treatment or adjustment (other than any additional interest related to a reasonable and customary default interest rate) and otherwise on terms and conditions substantially similar to the 2006 Indenture except for the distinguishing terms described in the box summary attached as Exhibit A hereto, provided that there is no tightening or addition of covenants, no tightening or addition of default provisions, no collateral provided, no negative pledges provided, no other obligors, and no net increase in outstanding recourse debt, except to the extent the Guarantor has complied with the requirements of Section 3(c) below, there is a corresponding reduction in outstanding 2006 Puttable Senior Notes, and the terms and conditions thereof shall otherwise be satisfactory to the Agent; provided that the proceeds of such issuance, less costs of issuance, shall be used solely for the purpose of retiring or repaying indebtedness of the Guarantor or the Borrower or its Subsidiaries as approved by the Agent and paying the reasonable and customary costs and expenses related thereto (such transaction, the “2009 Puttable Notes Issuance”); provided further that, after giving effect to any such issuance, the aggregate amount of such new puttable notes, together with the aggregate amount of the 2006 Puttable Senior Notes that have been exchanged under Section 3(a)(i) above, does not exceed $200,000,000.

(b) Subject to the terms of this Third Amendment, the Agents and the Banks consent to the Puttable Notes Exchange and the 2009 Puttable Notes Issuance (any or all of which shall constitute the 2009 Puttable Senior Notes), provided that any Puttable Notes Exchange or 2009 Puttable Notes Issuance shall be fully consummated in accordance with and at all times comply with the terms of this Third Amendment. The Agents and the Banks consent to such transactions to the extent required by Section 8.16(b) of the Credit Agreement and Section 9.10 of the Guaranty, and to any conversion of the 2009 Puttable Senior Notes to common equity of the Guarantor; provided that the 2009 Puttable Senior Notes shall not be issued at a discount of greater than ten percent (10%) of face value of such 2009 Puttable Senior Notes.

(c) To the extent the Guarantor consummates the 2009 Puttable Notes Issuance and does not simultaneously therewith retire the 2006 Puttable Senior Notes with the proceeds of such issuance (less cost of issuance), an amount equal to the aggregate face amount of the 2009 Puttable Notes issued in the 2009 Puttable Notes Issuance (without giving effect to any discount or cost of issuance) shall be deposited into an interest bearing reserve account (the “Account”) maintained with the Agent within one (1) business day of receipt by the Guarantor for purposes of increasing the permitted amount of outstanding and unredeemed 2006 Puttable Senior Notes and 2009 Puttable Senior Notes as contemplated by Section 9.10(h)(iv) of the Guaranty, as amended by this Third Amendment, and thereafter such deposit (together with any amount deposited into the Account as contemplated by the following sentence) shall be subject to withdrawal solely for purposes of retiring or repaying indebtedness of the Guarantor or the Borrower or its Subsidiaries as approved by the Agent and paying the reasonable and customary costs and expenses related thereto, and shall otherwise be held and disbursed by the Agent pursuant to terms and conditions reasonably acceptable to the Agent. Furthermore, notwithstanding anything to the contrary in the Credit Agreement or the Guaranty, the Guarantor shall be permitted to deposit into the Account up to an amount equal to ten percent (10%) of the aggregate face amount of the 2009 Puttable Senior Notes issued in the 2009 Puttable Notes Issuance from cash on hand (exclusive of any direct or indirect proceeds from a drawing under the Credit Agreement for the purpose of funding such deposit), such additional deposited amount to be used to cover any shortfall in proceeds resulting from issuing the 2009 Puttable Senior Notes at a discount and any reasonable and customary costs and expenses related to the 2009 Puttable Notes Issuance. In connection with any withdrawal of funds on deposit in the Account, the Guarantor shall deliver to the Agent such evidence as the Agent may reasonably require to establish that such funds are to be and/or have been applied within one (1) business day of such withdrawal on a dollar-for-dollar basis to retire or repay indebtedness of the Guarantor or the Borrower or its Subsidiaries as approved by the Agent and to pay the reasonable and customary costs and expenses related thereto and as otherwise contemplated by this Section 3.

(d) The consents and waivers in this Section 3 apply solely to the Puttable Notes Exchange and the 2009 Puttable Notes Issuance and shall not apply to the issuance or exchange of any other Indebtedness, including, without limitation, the Senior Notes. Furthermore, for the avoidance of doubt, nothing contained in this Third Amendment, including, without limitation, the consents and waivers in this Section 3, shall be, or shall be deemed to be, a consent to or approval by the Agent or the Banks of the exercise by the Guarantor, directly or indirectly, of any right to redeem the 2009 Puttable Senior Notes pursuant to the terms of the 2009 Puttable Senior Notes Indenture, any such redemption being prohibited by Section 9.13(b) of the Guaranty.

4. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and the Parent represents and warrants to the Agents and each of the Banks as follows:

(a) INCORPORATION OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by the Borrower in Article IX of the Credit Agreement and by the Parent in Section 7 of the Guaranty is incorporated herein as if fully rewritten herein at length and is true, correct and complete as of the date hereof.

(b) REQUISITE AUTHORITY. Each of the Borrower and the Parent has all requisite power and authority to execute and deliver and to perform its obligations in respect of this Third Amendment and each and every other agreement, certificate, or document required by or delivered contemporaneously with this Third Amendment. Each of the Borrower and the Parent has all requisite power and authority to perform its obligations under the Credit Agreement and the Guaranty, as applicable, as amended by this Third Amendment.

(c) DUE AUTHORIZATION; VALIDITY. Each of the Borrower and the Parent has taken all necessary action to authorize the execution, delivery, and performance by it of this Third Amendment and every other instrument, document, and certificate relating hereto or delivered contemporaneously herewith and to authorize the performance of the Credit Agreement and the Guaranty, in each case as amended by this Third Amendment. This Third Amendment and each other document and agreement delivered contemporaneously herewith has been duly executed and delivered by the Borrower and the Parent and this Third Amendment and the Credit Agreement and the Guaranty, each as amended by this Third Amendment, is the legal, valid, and binding obligation of each of the Borrower and the Parent, enforceable against each of them in accordance with its respective terms.

(d) NO CONSENT. No consent, approval, or authorization of, or registration with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Borrower or the Parent of this Third Amendment or any other instrument, document, and certificate relating hereto or delivered contemporaneously herewith and the transactions contemplated hereby or thereby or in connection with the performance of the Credit Agreement and the Guaranty, in each case as amended by this Third Amendment.

(e) NO DEFAULTS. After giving effect to this Third Amendment, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or Possible Default under the Credit Agreement or the Guaranty.

(f) Neither the execution and delivery of this Third Amendment nor the performance by the Borrower and the Parent of their respective obligations under this Third Amendment or the Credit Agreement or the Guaranty, in each case as amended by this Third Amendment, will violate the provisions of any applicable law or of any applicable order or regulations of any governmental authority having jurisdiction over the Parent or the Borrower or any of its Subsidiaries, or will conflict with the organizational documents of the Parent or the Borrower or any of their material permits, licenses or authorizations, or will conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Parent or the Borrower is now a party, or will constitute a default thereunder, or will result in the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries.

5. CONDITIONS TO EFFECTIVENESS OF THIRD AMENDMENT.

(a) CLOSING CONDITIONS. Except as otherwise expressly provided in this Third Amendment, prior to or concurrently with the Closing Date (as hereinafter defined), and as conditions precedent to the effectiveness of the amendments and consents provided for herein, the following actions shall be taken, all in form and substance satisfactory to the Agent and its counsel:

(i) AMENDMENT. The Agent shall have received counterparts of this Third Amendment, executed and delivered by the Borrower, the Parent, the Agents, and the Required Banks.

(ii) PAYMENT OF EXPENSES. On or before the Closing Date, the Borrower shall have paid to the Agents all costs, fees and expenses incurred by them through the Closing Date in the preparation, negotiation and execution of this Third Amendment (including, without limitation, the reasonable legal fees and expenses of McKenna Long & Aldridge LLP).

(b) DEFINITION. The “Closing Date” shall mean the date this Third Amendment is executed and delivered by the Borrower, the Parent, the Required Banks and the Agents and all the conditions set forth in subsection (a) of this Section 5 have been satisfied or waived in writing by the Agents.

6. NO WAIVER. Except as otherwise expressly provided herein, the execution and delivery of this Third Amendment by the Agents and the Banks shall not (a) constitute a waiver or release of any obligation or liability of the Borrower under the Credit Agreement, or the Parent under the Guaranty, in each case as in effect prior to the effectiveness of this Third Amendment or as amended hereby, (b) waive or release any Event of Default or Possible Default existing at any time, (c) give rise to any obligation on the part of the Agents and the Banks to extend, modify or waive any term or condition in the Credit Agreement, the Guaranty or any of the other Related Writings or consent to any transaction or event, or (d) give rise to any defenses or counterclaims to the right of the Agents and the Banks to compel payment of the Debt or to otherwise enforce their rights and remedies under the Credit Agreement, the Guaranty or under any other Related Writing.

7. EFFECT ON OTHER PROVISIONS. Except as expressly amended by this Third Amendment, all provisions of the Credit Agreement and the Guaranty continue unchanged and in full force and effect and are hereby confirmed and ratified. All provisions of the Credit Agreement and the Guaranty shall be applicable to this Third Amendment. Nothing in this Third Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower and the Parent under the Credit Agreement, the Guaranty or any of the other Related Writings. Parent hereby acknowledges that it consents to this Third Amendment and confirms and agrees that the Guaranty, as amended to the date hereof, is and shall remain in full force and effect with respect to the Credit Agreement as in effect prior to, and from and after, the amendment thereof pursuant to this Third Amendment.

8. EXECUTION IN COUNTERPARTS. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Third Amendment by telecopier or .pdf file shall be effective as delivery of a manually executed counterpart of this Third Amendment.

9. GOVERNING LAW. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its principles of conflict of laws.

10. JURY TRIAL WAIVER. THE BORROWER, THE PARENT, THE AGENTS AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, THE PARENT, THE AGENTS AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THE GUARANTY, THIS THIRD AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS THIRD AMENDMENT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY ANY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE BORROWER, THE PARENT AND THE BANKS, OR ANY THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered as of the date set forth above, each by an officer thereunto duly authorized.

FOREST CITY RENTAL PROPERTIES CORPORATION

By: /s/ Charles A. Ratner
Name: Charles A. Ratner
Title: Chairman of the Board

FOREST CITY ENTERPRISES, INC.

By: /s/ Charles A. Ratner
Name: Charles A. Ratner
Title: Chief Executive Officer and President

KEY BANK NATIONAL ASSOCIATION, individually

and as Agent

By: /s/ Joshua K. Mayers
Name: Joshua K. Mayers
Title: Vice President

NATIONAL CITY BANK individually and

as Syndication Agent

By: /s/ John E. Wilgus, II
Name: John E. Wilgus, II
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK

By: /s/ Michael L. Kauffman
Name: Michael L. Kauffman
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Dennis Redpath
Name: Dennis Redpath
Title: Senior Vice President

COMERICA BANK

By: /s/ Thomas W. Million
Name: Thomas W. Million
Title: Vice President

FIRST MERIT BANK, N.A.

By: /s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

By: /s/ David Ladori
Name: David Ladori
Title: Vice President

FIFTH THIRD BANK

By: /s/ Tim Pace
Name: Tim Pace
Title: Vice President

BANK OF AMERICA, N.A.

By: /s/ Michael J. Pappas
Name: Michael J. Pappas
Title: Vice President

RBS CITIZENS, N.A.

By: /s/ Andrew Romanosky
Name: Andrew Romanosky
Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.

By: /s/ Barry Stratton
Name: Barry Stratton
Title: Senior Vice President

CALYON NEW YORK BRANCH

By: /s/ Paul T. Ragusin
Name: Paul T. Ragusin
Title: Director

By: /s/ John A. Wain
Name: John A. Wain
Title: Managing Director
WACHOVIA BANK, N.A.

By: /s/ William F. Carmody
Name: William F. Carmody
Title: Managing Director

THE BANK OF NEW YORK MELLON

By: /s/ Kenneth R. McDonnell
Name: Kenneth R. McDonnell
Title: Managing Director

Exhibit A
(see attached)

Exhibit A

FOR THE INFORMATION OF THE BANKS AND THE AGENTS FOR THE PURPOSE OF ENTERING INTO THE THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT

Material Differences between the Outstanding Notes and the New Notes

The material differences between the terms of Forest City Enterprises, Inc.’s (the “Company”) existing 3.625% Puttable Equity-Linked Senior Notes due 2011 (the “Outstanding Notes”) and the terms of the new 3.625% Puttable Equity-Linked Senior Notes due 2014 (the “New Notes”) are set forth in the table below. The description of the terms of the Outstanding Notes in the table below is qualified in its entirety by reference to the indenture dated as of October 10, 2006 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Current Indenture”), and the description of the terms of the New Notes in the table below is qualified in its entirety by reference to the proposed indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, (the “New Indenture”). Capitalized terms used but not defined in the table below have the meaning set forth in the Current Indenture or the New Indenture, as applicable.

	Outstanding Notes	New Notes
Coupon	3.625%	3.625%

Put Value (conversion) Price	$ 66.39	$ based on a share price of $

Termination Put Value Price	Not applicable	$ based on a share price of $

Initial Cash Redemption Date	October 15, 2011	October 15, 2013, at the option of the Company

Initial Holder Put Date	July 15, 2011	Not applicable

Maturity Date	October 15, 2011	October 15, 2014

Registration Rights	Registration rights in respect of the Outstanding Notes were provided pursuant to the Registration Rights Agreement dated as of October 10, 2006.	None.

Put by Holders	The Outstanding Notes
are puttable by holders,
at their option, upon
the occurrence of
certain triggering
events, in each case set
forth in the Current
Indenture, including if
the closing price of the
Class A Common Stock
exceeds 130% of the put
value price for 20 out
of a 30 consecutive
trading day period, or
upon specified corporate
transactions .
The New Notes are puttable by
holders at any time prior to the
earlier to occur of (i) stated
maturity of the New Notes and (ii)
20 days after the Company first
delivers a Put Termination Notice
as described below.

Termination of Put Rights	None
If the Daily VWAP of the Class A
Common Stock has equaled or
exceeded 130% of the Put Value
Price then in effect for at least
20 trading days in any 30 trading
day period, the Company may, at
its option, elect to terminate the
right of the holders to put their
New Notes, such termination to be
effective on the Put Termination
Date (as defined below).

Put by Holders after Put Termination Notice	Not applicable
After the Put Termination Date,
holders may not put their New
Notes as described above in “Put
by Holders.”
After the mailing of the first Put
Termination Notice, holders may
elect to put all or a portion of
their New Notes at any time prior
to a Put Termination Date (as
defined below).

Put Termination Date	None
The Put Termination Notice shall
designate an effective date on
which the post-termination Put
Rights shall terminate, which
shall be a date at least 20 days
after the date of mailing of such
Put Termination Notice (each such
date, a “Put Termination Date”).

Make-Whole Payment upon Put After Mailing of Put Termination Notice	Not applicable
Holders electing to put their New
Notes after the mailing of a Put
Termination Notice shall receive a
Coupon Make-Whole Payment in an
amount equal to the remaining
scheduled interest payments
attributable to such New Notes
from the applicable last interest
payment date through and including
October 15, 2013.
The Company may, at its option,
make the Coupon Make-Whole Payment
in cash, Class A Common Stock, or
a combination thereof. In the
event that the Company elects to
make any portion of the Coupon
Make-Whole Payment in Class A
Common Stock, the Class A Common
Stock will be valued at 95% of the
Termination Put Value Price.

Payment upon Put	Net Share Settlement:
Upon a put, the Company
has an option, in its
sole discretion, to
elect net share
settlement and pay cash
and shares of Class A
Common Stock, if any,
based on a daily put
value calculated on a
proportionate basis for
each day of the 30
trading-day observation
	period.	Share Settlement: The amount payable upon a put of the New Notes is payable in shares of Class A Common Stock of the Company, except for cash paid in lieu of fractional shares.

Limitation on Number of Shares of Class A Common Stock Issuable to a Related Party upon Put	None
Unless the Company shall have
received shareholder approval to
issue the New Notes, including
approval of the issuance of the
underlying shares of Class A
Common Stock (which the Company
shall have no obligation to seek),
the Company shall not issue any
shares of Class A Common Stock
pursuant to the New Indenture upon
a put of the Notes by a Related
Party (as such term is defined in
Section 312.03 of the Listed
Company Manual of the New York
Stock Exchange) if the amount of
shares of Class A Common Stock
required to be issued to such
Related Party would exceed 1% of
the outstanding Class A Common
Stock or voting power of the
Company prior to the issuance. If
a Related Party is not entitled to
acquire shares of Class A Common
Stock upon exercise of its put
rights as noted above the Company
will satisfy the Put Value
Obligation for Notes put to the
Company by such Related Party by
delivering cash equal to the sum
of the Daily Put Values for each
day of the 10 trading-day
observation period.

Dividend Threshold Amount for Calculation of Adjustment to Put Value Rate	$0.07 per fiscal quarter	$0.00 per fiscal quarter

Limitation on Remedies for Event of Default relating to a Filing Failure	Not applicable
For the first 180 days after the
occurrence of an Event of Default
relating to a Filing Failure, the
Company may elect to pay an
Extension Fee accruing at the rate
of 1% per annum of the aggregate
principal amount of the New Notes
outstanding at that time.

Number of Additional Shares by which the Put Value Rate will be increased upon a Fundamental Change	Schedule A	Schedule A-1

Qualification under Trust Indenture Act	The Current Indenture has been qualified under the Trust Indenture Act of 1934, as amended (the “TIA”).	As of the date of execution, the New Indenture will not be qualified under the TIA.